New Age Alpha Trust

Amendment No. 1

to

Amended and restated Agreement and Declaration of Trust

THE UNDERSIGNED, being the sole initial Trustee of New Age Alpha Trust (the “Trust”), hereby certifies that the following resolutions were adopted by the sole initial Trustee by written consent:

RESOLVED, that pursuant to Article VIII, Section 4 of the Amended and Restated Agreement and Declaration of Trust, the first paragraph of Article III, Section 7 of the Trust’s Amended and Restated Agreement and Declaration be, and hereby is, amended to read as follows:

“The establishment and designation of any Series (or Class) of Shares shall be effective upon the resolution by a majority of the then Trustees, adopting a resolution which sets forth such establishment and designation and the relative rights and preferences of such Series (or Class) whether directly in such resolution or by reference to another document including, without limitation, any registration statement of the Trust, or as otherwise provided in such resolution. Each such resolution shall be incorporated herein by reference upon adoption. Without limiting the authority of the Trustees to establish and designate any further Series or Class, the Trustee hereby establishes and designates the following Series of Shares of the Trust, each with a single Class: AVDR US LargeCap Leading ETF, AVDR US LargeCap ESG ETF, and AVDR Quality High Yield Corporate Bond ETF.”

and it is

RESOLVED, that the above paragraph shall supersede and take the place of the existing first paragraph of Article III, Section 7 of the Trust’s Amended and Restated Agreement and Declaration of Trust.

This document shall have the status of an amendment to said Amended and Restated Agreement and Declaration of Trust.

/s/ Armen Arus	October 26, 2020
Armen Arus	Date

Sole Trustee